UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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Securities Exchange Act of 1934

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AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Independent Investigation Finds Lichtenstein Engaged in Pattern of Misconduct –

Lichtenstein’s Own Designees Formally Rebuke Him for Improper Actions

NEW YORK, May 16, 2022—(BUSINESS WIRE)—Eileen P. Drake, the CEO of Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) (“Aerojet Rocketdyne” or the “Company”) issued the following statement:

“I’m pleased the Company has finally released the findings from the Non-Management Committee’s independent investigation into alleged misconduct by Executive Chairman Warren Lichtenstein. The report unanimously concluded that Mr. Lichtenstein engaged in multiple acts of misconduct and, as a result, the Non-Management Committee formally reprimanded Mr. Lichtenstein and mandated that he comply in the future with the Company’s Code of Conduct.”

Specifically, the released report unanimously concluded that Mr. Lichtenstein engaged in a pattern of misconduct by:

•	engaging in unauthorized communications with third parties about pending transactions and executive management, including unauthorized efforts to seek a replacement for the Company’s CEO; and

•

violating the board of directors September 2021 “Guidance Related to Conduct Reported to the Company” written instructions directing Mr. Lichtenstein to cease engaging in such unauthorized communications.

The investigation was overseen by the Company’s independent directors and conducted by independent outside counsel. Ms. Drake, Chief Executive Officer of the Company, has been calling for the release of the report since March 10th so that shareholders could have full information when choosing between the competing slates of directors.

The report and accompanying exhibits detail Mr. Lichtenstein’s aggressive, nearly two year-long effort to fire Ms. Drake and reshape the Company’s board to a Steel Partners-controlled board. In October 2021, following the receipt of additional information alleging Mr. Lichtenstein’s misconduct at the Company, the Company’s board of directors unanimously authorized a committee to conduct and oversee an independent investigation. Because Mr. Lichtenstein could not convince his allies on the board to quash the investigation, he instead sought to remove the director leading the investigation and called a special board meeting to lobby the Company’s independent directors to enter into a related-party agreement with Steel Partners to effectively remove Ms. Drake and the director leading the investigation.

In January 2022, when the board members independent of Steel Partners resisted Mr. Lichtenstein’s attempted coup, Mr. Lichtenstein commenced a costly and distracting proxy contest – all to try to remove the director charged with investigating Mr. Lichtenstein’s misconduct as well as the directors independent of Steel Partners who refused to sign the related-party agreement with Steel Partners.

In addition to the findings contained in the report, exhibits to the report released today demonstrate that Mr. Lichtenstein was alleged to have engaged in a pattern of misconduct, including such actions:

•	Mr. Lichtenstein made statements to third parties in an effort to sabotage the Lockheed Martin transaction;

•

Mr. Lichtenstein threatened to terminate the CEO and CFO if they pursued the Lockheed Martin transaction over his desire to pursue alternative financial strategies that would have benefited him personally;

•	Mr. Lichtenstein made disparaging comments about Lockheed Martin, its officers, and the transaction in violation of the Merger Agreement;

•	Mr. Lichtenstein ignored multiple requests from the company General Counsel to refrain from sending non-secure emails regarding the extremely confidential Lockheed Martin transaction;

•	Mr. Lichtenstein failed to pay millions of dollars in overdue, unpaid taxes related to his equity vesting; and

•	Mr. Lichtenstein persisted in a costly legal battle with the Company seeking to change his status with the Company from employee to consultant to benefit himself personally.

The report concluded that Mr. Lichtenstein’s frequent demands for information from Ms. Drake, while ‘extensive’ and escalating, did not constitute harassment or retaliation. The committee did not find Ms. Drake to be insubordinate as Mr. Lichtenstein had claimed.

A May 2021 memorandum attached to the Report shows that Ms. Drake accurately predicted Mr. Lichtenstein would attempt to sabotage the Lockheed Martin transaction, instead seeking to pursue alternative financial strategies that would have benefited him personally and lay the groundwork with the Company’s board to defame Ms. Drake and seek her ouster, all of which has since come to pass.

Again, these are the conclusions of an independent investigation authorized by the very director candidates included on Mr. Lichtenstein’s own slate. Shareholders should ask themselves, if Mr. Lichtenstein’s allies believe he should be reprimanded for his conduct as the Executive Chairman of the Company, why should he be entrusted to run the Company without independent oversight?

Ms. Drake continues to operate the Company to maximize value for all shareholders. The Company’s results in Q1 demonstrate Ms. Drake’s commitment to deliver value, despite the needless, extremely costly distractions to the Company inflicted by Mr. Lichtenstein’s efforts to avoid accountability for his misconduct.

Shareholders with questions can contact our solicitor: D.F. King & Co., (212) 269-5550 (collect) or via e-mail at AJRD@dfking.com.

Important Information

This communication is being sent in Ms. Drake’s individual capacity, and not on or behalf of Aerojet Rocketdyne Holdings, Inc (the “Company”). No Company resources were used in connection with these materials. On May 3, 2022, the Committee For Aerojet Rocketdyne Shareholders and Value Maximization, which includes Ms. Drake, filed a definitive solicitation statement and WHITE proxy card with the Securities and Exchange Commission in connection with the solicitation of agent designations to call a special meeting of stockholders of the Company.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com